Filed Pursuant to Rule 433

Registration No. 333-205558-02

Florida Power & Light Company

Pricing Term Sheet

June 12, 2018

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due June 15, 2068
Registration Format:	SEC Registered
Principal Amount:	$94,121,000
Date of Maturity:	June 15, 2068
Interest Payment Dates:	Quarterly in arrears on March 15, June 15, September 15 and December 15, beginning September 15, 2018
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate minus 0.30%; reset quarterly on each March 15, June 15, September 15 and December 15, beginning September 15, 2018. The interest rate shall not be less than 0.00%. The floating rate that will be in effect on the Settlement Date will be determined on June 13, 2018.
Price to Public:	100% of the principal amount thereof
Trade Date:	June 12, 2018
Settlement Date:*	June 15, 2018
Call Provision:	On or after June 15, 2048, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, in amounts of $1,000 or any multiple of $1,000 at the following redemption prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on June 15 or December 15 of any of the following years:

Redemption Date	Price
June 15, 2048	105.00%
December 15, 2048	105.00%
June 15, 2049	104.50%
December 15, 2049	104.50%
June 15, 2050	104.00%
December 15, 2050	104.00%
June 15, 2051	103.50%
December 15, 2051	103.50%
June 15, 2052	103.00%
December 15, 2052	103.00%
June 15, 2053	102.50%
December 15, 2053	102.50%
June 15, 2054	102.00%
December 15, 2054	102.00%
June 15, 2055	101.50%
December 15, 2055	101.50%
June 15, 2056	101.00%
December 15, 2056	101.00%
June 15, 2057	100.50%
December 15, 2057	100.50%
June 15, 2058 and thereafter to maturity	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date):

Repayment Date	Price
June 15, 2019	98.00%
December 15, 2019	98.00%
June 15, 2020	98.00%
December 15, 2020	98.00%
June 15, 2021	98.00%
December 15, 2021	98.00%
June 15, 2022	98.00%
December 15, 2022	98.00%
June 15, 2023	98.00%
December 15, 2023	99.00%
June 15, 2024	99.00%
December 15, 2024	99.00%
June 15, 2025	99.00%
December 15, 2025	99.00%
June 15, 2026	99.00%
December 15, 2026	99.00%
June 15, 2027	99.00%
December 15, 2027	99.00%
June 15, 2028	99.00%
December 15, 2028	99.00%
June 15, 2029 and on June 15 of every second year thereafter through and including June 15, 2065	100.00%

CUSIP / ISIN Number:	341081 FS1 / US341081FS11

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A-” (stable)

Joint Book-Running Managers:

UBS Securities LLC

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

RBC Capital Markets, LLC

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

___________________

*  It is expected that delivery of the Floating Rate Notes will be made against payment therefor on or about June 15, 2018, which will be the third business day following the date of pricing of the Floating Rate Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Floating Rate Notes initially will settle in T+3, purchasers who wish to trade the Floating Rate Notes on the date of pricing of the Floating Rate Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

** A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated June 11, 2018.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-827-7275; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; J.P. Morgan Securities LLC collect at 1-212-834-4533; Deutsche Bank Securities Inc. toll free at 1-800-503-4611; Wells Fargo Securities, LLC toll free at 1-800-645-3751; RBC Capital Markets, LLC toll free at 1-866-375-6829; and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.